Exhibit 3.2(ii)

FIRST AMENDMENT TO AMENDED AND RESTATED BY-LAWS
OF
SHORE BANCSHARES, INC.

The Amended and Restated By-Laws of Shore Bancshares, Inc. (the “Corporation”) are hereby amended by deleting ARTICLE IV thereof in its entirety and substituting the following in lieu thereof:

ARTICLE IV
CAPITAL STOCK

SECTION 1. Issue of Certificates of Stock.  The certificates for shares of the stock of the Corporation shall be of such form not inconsistent with the Charter, or its amendments, as shall be approved by the Board of Directors. All certificates shall be signed by the Chairman, the President or by any Vice-President and counter-signed by the Secretary, an Assistant Secretary, Treasurer or Assistant  Treasurer, and sealed with the seal of the Corporation.  All certificates for each class of stock shall be consecutively numbered.  The name of the person owning the shares issued and the address of the holder, shall be entered in the Corporation's books.  All certificates surrendered to the Corporation for transfer shall be canceled and, subject to SECTION 3 of this ARTICLE IV, no new certificates representing the same number of shares shall be issued until the former certificate or certificates for the same number of shares shall have been so surrendered, and canceled, unless a certificate of stock be lost or destroyed, in which event another may be issued in its stead upon proof of such loss or destruction and the giving of a satisfactory bond of indemnity not exceeding an amount double the value of the stock.  Both such proof and such bond shall be in a form approved by the general counsel of the Corporation and by the Transfer Agent of the Corporation and by the Registrar of the stock.

SECTION 2. Transfer of Shares.  Subject to SECTION 3 of this ARTICLE IV, shares of the capital stock of the Corporation shall be transferred on the books of the Corporation only by the holder thereof in person or by the holder's attorney upon surrender and cancellation of certificates for a like number of shares as hereinbefore provided.

SECTION 3.  Uncertificated Stock.  Notwithstanding any other provision of these By-laws, the Board of Directors may adopt a system of issuance, recordation and transfer of shares of stock of the Corporation by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the United States Securities and Exchange Commission.  Any system so adopted shall not become effective as to issued and outstanding certificated shares until the certificates therefor have been surrendered to the Corporation.

SECTION 4. Registered Stockholders.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the Laws of Maryland.

SECTION 5. Closing Transfer Books.  The Board of Directors may fix the period, not exceeding twenty (20) days, during which time the books of the Corporation shall be closed against transfers of stock, or, in lieu thereof, the directors may fix a date not less than ten (10) days nor more than sixty (60) days preceding the date of any meeting of stockholders or any dividend payment date or any date for the allotment of rights, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting or to receive such dividends or rights as the case may be; and only stockholders of record on such date shall be entitled to notice of and to vote at such meeting or to receive such dividends or rights as the case may be.

SECTION 6. Lost Stock Certificates.  The Board of Directors may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation.  In their discretion, the Board of Directors or such officer or officers may require the owner of the certificate to give bond, with sufficient surety, to indemnify the Corporation against any loss or claim arising as a result of the issuance of a new certificate.  In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

SECTION 7. Exemption from Control Share Acquisition Statute.  The provisions of Sections 3-701 to 3-709 of the Maryland General Corporation Law shall not apply to any share of the capital stock of the Corporation.  Such shares of capital stock are exempted from such Sections to the fullest extent permitted by Maryland law.

Dated:  November 8, 2007